Exhibit 10.1

EMPLOYMENT AGREEMENT
(Change of Control)

This Employment Agreement (“Agreement”), dated as of      , is entered into between Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and       (the “Executive”).

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control and to provide the Executive with compensation and benefits arrangements upon a Change of Control which promote continued service of the Executive to the Company, thereby potentially enhancing the value received by shareholders in the Change of Control, and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

In consideration of the foregoing and the mutual promises contained below, and in consideration of the Executive’s entry into non-competition covenants under the Confidentiality and Invention Agreement or any other separate agreement with the Company, Executive and the Company agree as set forth below.

1. Certain Definitions.

(a) “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or in anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”) the Change of Control Period may be extended by the Company so as to terminate three years from such Renewal Date by the Company giving notice to the Executive that the Change of Control Period shall be so extended.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean the occurrence of one of the following events after the date of this Agreement:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), (an “Acquiring Person”) shall acquire voting securities of the Company and immediately thereafter is a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that an Acquiring Person shall not include the Company, any of its affiliated companies (as defined in Section 4(b)(i) hereof), any employee benefit plan of the Company or its affiliated companies, or any person or entity organized, appointed or established by the Company or its affiliated companies for or pursuant to the terms of any such plan); or

(b) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(c) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, and the merger or consolidation has been consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent corporation (within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”)) of such surviving entity) at least a majority of the Outstanding Company Voting Securities, such surviving entity or the parent corporation of such surviving entity outstanding immediately after such merger or consolidation; or

(d) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and the Company has taken the first substantive step pursuant to the plan of reorganization or complete liquidation or the sale or disposition has been consummated; provided, however, that a Change of Control shall not be deemed to have occurred in the event of: (i) a sale or conveyance in which the Company continues as the ultimate parent holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company, or (ii) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”). The foregoing notwithstanding, it shall not constitute a breach of this Section 3 for the employment of the Executive to terminate in accordance with Section 5 prior to the end of the Employment Period.

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office which is the headquarters of the Company and is less than 35 miles from such location. For purposes of this Agreement, if Executive has authority, duties and responsibilities that relate to the Company’s status as a publicly held company immediately preceding the Effective Date, the Executive’s authority, duties and responsibilities shall be deemed commensurate only if they continue to relate to the ultimate parent corporation (whether or not that company is a publicly held company).

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company (or as a director of the Company, if serving as such), in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments on a monthly or more frequent basis, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other Peer Executives (as defined below) of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)	Annual Bonus. In addition to Annual Base Salary, the Executive (A) shall be awarded, for the fiscal year during which the Change of Control occurred and the next following fiscal year during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Recent Average Bonus”), and (B) shall be provided an opportunity to earn an Annual Bonus, for any fiscal year beginning during the Employment Period after the end of the fiscal years covered by clause (A), with the following terms:

(a)	Target bonus payable for performance at a designated target level which shall be a percentage of Annual Base Salary not less than the percentage of Executive’s then annual base salary represented by Executive’s highest target bonus amount established prior to the Change of Control and with respect to the year in which the Change of Control occurred or, if no annual bonus was established for that year, with respect to the immediately preceding year

(b)	Bonus payable at amounts in excess of the target bonus for performance at designated levels in excess of the designated target level, consistent with the bonus program as in effect prior to the Change of Control

(c)	Minimum bonus payable for performance at a designated threshold level will equal 50% of target bonus, with bonus amounts payable interpolated for performance between threshold and target

(d)	No bonus will be payable for performance below the designated threshold level

(e)	The Board or its compensation committee shall determine the performance requirements, but such requirements must be reasonably related to the Company’s business plan, with the target performance level determined by the Board or its compensation committee to be reasonably likely to be attained (taking into account the business plan) and not more difficult to attain than the target level of performance applicable to annual bonus opportunities of other senior executives for that fiscal year, and the above-target performance requirements and threshold performance requirements being specified for the same type of performance and with levels that vary in difficulty of attainment from the level of target performance by customary increments based on the most favorable terms of the Company’s annual bonus program in effect in the three fiscal years beginning immediately before the Change of Control.

(f)	Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other Peer Executives of the Company and its affiliated companies, but in no event shall such plans, practice, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other Peer Executives of the Company and its affiliated companies.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other Peer Executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other Peer Executives of the Company and its affiliated companies.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies.

(ix) “Peer Executives.” For purposes of this Agreement, references to “peer executives of the Company and its affiliated companies” shall refer only to Executives based in the United States.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall only mean (i) any material act or acts of personal dishonesty taken by Executive which is either (x) at the expense of the Company, or (y) reasonably likely to bring significant disrepute to the Company, (ii) subject to the following sentences, any violation by Executive of Executive’s material obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part and which is not remedied within ten business days after receipt of written notice from the Company, (iii) the conviction of Executive for any criminal act which is a felony or a misdemeanor in each case involving moral turpitude, or (iv) a material breach of Executive’s Confidentiality and Invention Agreement with the Company. The requirement of written notice from the Company specifying the breach is mandatory, and shall provide at least ten days for such breach to be remedied.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) or any other action by the Company which results in a diminution in such position (including any action which results in a diminution of status, offices, titles and reporting levels or requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B);

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 11(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 11(c).

For purposes of this Section 5(c), (A) the requirement of written notice from the Executive specifying the grounds for Good Reason is mandatory in all cases, but Good Reason will exist if the Company fails to remedy any such grounds for Good Reason within ten days, and (B) any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. "Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company Upon Termination.

(a) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the greater of (i) the Annual Bonus paid or payable, including by reason of any deferral, to the Executive (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) for the most recently completed fiscal year during the Employment Period, if any, and (ii) the Recent Average Bonus (such greater amount shall be hereinafter referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”), and payments of deferred compensation pursuant to Section 6(e); and

B. the amount (such amount shall be hereinafter referred to as the “Severance Amount”) equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and, provided further, that such amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Code) of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any agreement, severance plan, policy or arrangement of the Company or its subsidiaries or affiliated companies; and

(ii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b) (iv) and Section 4(b)(vi) if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other Peer Executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies and their families, (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation). If the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other Peer Executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(iv) Except to the extent this benefit is provided under (ii) or (iii) above, the Company shall provide Executive with outplacement benefits for a one-year period on terms consistent with the highest level of such benefits provided under policies and practices in effect in the one year period before the Change of Control, provided that Executive may elect within 15 days of termination to receive, in lieu of such benefits, a cash payment equal to the present value of such benefits.

(v) If any benefit to be provided under (ii) or (iii) above cannot be so provided under the terms of the plan or program, or legal limitations on such plan or program, in lieu of such benefit the Company shall pay to Executive an amount in cash equivalent (on an after-tax basis from the Executive’s point of view) to the Company’s cost of providing such benefit to Executive on an individual basis, but assuming that any cost to the Executive under the plan or program would have been borne by the Executive (in an equal dollar amount) under such individual arrangement.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, employment under this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), payment of deferred compensation obligations pursuant to Section 6(e), and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Death Benefits (as defined below)) and (ii) payment to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive or the Executive’s family as a death benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of life insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (b) shall be hereinafter referred to as the “Death Benefits”).

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, employment under this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination), payments of deferred compensation pursuant to Section 6(e), and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits (as defined below)) and (ii) payment to the Executive in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive as a disability benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (c) shall be hereinafter referred to as the “Disability Benefits”).

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, employment under this Agreement shall terminate without further obligations to the Executive under this Agreement, other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination and payments of deferred compensation pursuant to Section 6(e) to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Deferred Compensation Payouts. Upon any termination of employment, payments shall be made to the Executive (or to Executive’s legal representatives following death) of vested deferred compensation at such times as specified under the documents governing the deferred compensation plan or arrangement, subject to applicable limitations under Code Section 409A to ensure that no additional taxes apply thereunder.

7. Non-exclusivity of Rights. Except as provided in Sections 6(a)(ii), 6(b), 6(c) and 6(d), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement: Resolution of Disputes.

(a) The payment by the Company to the Executive of the amounts required by this Agreement shall serve as a full settlement of any and all claims which the Executive may have against the Company arising out of or in connection with the termination of the Executive’s employment by the Company.

(b) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any dispute or contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(c) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax”), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Notwithstanding the foregoing, the parties hereto agree without the requirement of further consent that this Agreement will be amended, to the extent required, to comply with the requirements of section 409A of the Code and applicable regulations.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

To the Executive’s most recent address
according to the Company’s records.

If to the Company:

Noven Pharmaceuticals, Inc.
11960 S.W. 144th Street
Miami, Florida 33186
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g) This Agreement shall supersede and replace any Employment Agreement (Change in Control) between the Company and Executive dated prior to the date of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Noven Pharmaceuticals, Inc.

Robert C. Strauss
President, Chief Executive Officer &
Chairman of the Board

Executive